UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 27, 2014

CHINA INTERNET CAFÉ HOLDINGS GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52832	98-0500738
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

#1707, Block A, Genzon Times Square
Longcheng Blvd, Centre City, Longgang District
Shenzhen, Guangdong Province
People's Republic of China	518172
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  86-755-8989-6008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2014, Mr. Jingwei Li tendered his resignation as director and member of the Audit, Compensation and Nominating Committees of China Internet Café Holdings Group, Inc. (the “Company”), effective immediately. Mr. Li’s resignation was for personal reasons and was not in connection with any disagreement on any matter relating to the Company’s operations, policies or practices.

On the same day, the Board of Directors of the Company accepted Mr. Li’s resignation and appointed Mr. Luke Liu as director of the Company and member of the Compensation and Nominating Committees with immediate effect.

Mr. Liu, 36, served as Vice President at Beijing Crystal Digital Technologies Inc., a leading computer graphics development and application in China, from 2009 to 2013. Prior to that, he was the Assistant to President and marketing director at CHINAHR Technology Co., Ltd., the first industry recruitment website in China dedicated to provide recruitment service for enterprises and job hunters, from 2004 and 2009. From 2002 to 2004, he was a marketing specialist at Tokyo Itochu Corporation, a comprehensive trade company. Mr. Liu graduated from Rikkyo University with a bachelor’s degree in operating management.

Mr. Liu will receive a director fee of $15,000 each year for his service on the board of directors and the committees of the board.

There is no family relationship between Mr. Liu and any of our other officers and directors. There are no understandings or arrangements between Mr. Liu and any other person pursuant to which Mr. Liu was selected as a director. There has not been any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Liu had or will have a direct or indirect material interest since the beginning of the Company’s last fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA INTERNET CAFÉ HOLDINGS GROUP, INC.
Dated: January 30, 2014
	By:	/s/ Dishan Guo
	Name:	Dishan Guo
	Title:	Chief Executive Officer